Exhibit 12.1

                                                           HRPT PROPERTIES TRUST
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Interest Only)
                                                           (dollars in thousands)


                               Three Months Ended
                                    March 31,                                        Year Ended December 31,
                            ---------------------------  --------------------------------------------------------------------------
                               2002          2001            2001            2000           1999            1998          1997
                            ------------- -------------  --------------- -------------- -------------- --------------- ------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item        $21,214      $24,451          $89,659        $110,086       $116,638       $136,756        $97,230
  Fixed charges                 22,022       25,304           91,305         104,337         91,420         66,612         38,703
  Distributions from equity
     investments                 6,683        6,643           26,651          30,294         18,606         10,320          9,640
  Capitalized interest            (160)        (356)            (787)         (1,680)        (1,488)          (447)          (165)
                            ------------- -------------  --------------- -------------- -------------- --------------- ------------
Adjusted Earnings              $49,759      $56,042         $206,828        $243,037       $225,176       $213,241       $145,408
                            ============= =============  =============== ============== ============== =============== ============

Fixed Charges:
  Interest expense             $20,910      $24,199          $87,075        $100,074        $87,470        $64,326        $36,766
  Amortization of deferred
     financing costs               952          749            3,443           2,583          2,462          1,839          1,772
  Capitalized interest             160          356              787           1,680          1,488            447            165
                            ------------- -------------  --------------- -------------- -------------- --------------- ------------
Total Fixed Charges            $22,022      $25,304          $91,305        $104,337        $91,420        $66,612        $38,703
                            ============= =============  =============== ============== ============== =============== ============

Ratio of Earnings to Fixed
  Charges                         2.3x         2.2x             2.3x            2.3x           2.5x           3.2x           3.8x
                            ============= =============  =============== ============== ============== =============== ============